Exhibit 10.4

Advisory Services Agreement

Advisory Services Agreement (the “Agreement”), made this 11th day of February 2025, is entered into by Unite Acquisition 1 Corp., a Delaware corporation (the “Company”), and Lucius Partners LLC, a Delaware limited liability company (the “Advisor”).

WHEREAS, the Company proposes to (a) enter into that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), by and among the Company, Adaptin Acquisition Co., a Delaware corporation and wholly owned subsidiary of the Corporation (“Merger Sub”), and Adaptin Bio, Inc., a privately held Delaware corporation (“Adaptin”), pursuant to which, among other things, Merger Sub would merge with and into Adaptin, with Adaptin continuing as the surviving entity and as a wholly owned subsidiary of the Corporation (the “Merger”), and all of the issued and outstanding capital stock of Adaptin will be exchanged for shares of common stock of the Company, par value $0.0001 per share (“Common Stock”); and (b) contemporaneously with the Merger, complete a private placement offering (the “Offering”) of a minimum of 795,455 Units of the Company’s securities, each “Unit” consisting of (i) one share of Company Common Stock, (ii) a warrant to purchase one share of Company Common Stock, exercisable from issuance until one year after the final closing of the Offering at an exercise price of $4.40 per share, and (iii) a warrant, to purchase one-half share of Company Common Stock, exercisable from issuance until five years after the final closing of the Offering at an exercise price of $6.60 per whole share, at a purchase price of $4.40 per Unit, upon the terms and subject to the conditions of subscription agreements in a form reasonably acceptable to the Parent and the Company; and

WHEREAS, the Company and the Advisor desire to establish the terms and conditions under which the Advisor will provide services to the Company as provided herein post consummation of the Merger and the Offering;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1. Services.

1.1 The Advisor agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company, including, but not limited to, the services specified on Schedule A to this Agreement (the “Services”) using the principals, officers, employees and Subcontractors (as defined below) of the Advisor (the “Personnel”). The Advisor shall not engage the services of third party contractors, subcontractors or consultants (each, a “Subcontractor”) in the performance of the Services without the prior written consent of the Company, which consent of the Company may be granted or withheld in its sole discretion. In the event that the Company permits the Advisor to use the services of one or more Subcontractors, each such Subcontractor shall sign a written agreement agreeing to be bound by all of the provisions of this Agreement to the same extent as the Advisor and the Personnel. The Company shall not have any responsibility or obligation to any such Subcontractor.

1.2 It is expressly understood and agreed that Advisor shall be required to perform only such tasks as may be necessary or desirable in connection with the rendering of its services hereunder and therefore may not perform all of the enumerated tasks during the Term (as defined below). Moreover, it is further understood that the Advisor need not perform each of the enumerated tasks in order to receive the fees and expense reimbursements. It is further understood that the Advisor’s tasks may not be limited to those enumerated in this Agreement, but that the Services to be rendered by the Advisor to the Company shall under no circumstances include the following: (i) any activities which could be deemed to constitute investment banking or any other activities requiring the Advisor to be registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and/or (ii) any activities which could be deemed to be in connection with the offer or sale of securities in a capital raising transaction. It is specifically understood and agreed by the parties hereto that all capital raising transactions associated with the Company will be processed and completed through a FINRA-registered broker-dealer, and the Advisor will have no involvement therewith.

1.3 In connection with Advisor’s activities hereunder, the Company will cooperate with Advisor and furnish Advisor upon request with all information regarding the business, operations, properties, historical and projected financials (in GAAP format), management and prospects of the Company (all such information so furnished being the “Information”) that Advisor deems appropriate and will provide Advisor with access to the Company’s officers, directors, employees, independent accountants and legal counsel. The Company represents and warrants to Advisor that all Information made available to Advisor hereunder will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are or will be made. The Company further represents and warrants that any projections and other forward-looking information provided by it to Advisor will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company recognizes and confirms that Advisor: (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Services contemplated by this Agreement without having independently verified the same; (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information; and (iii) will not make an appraisal of any assets of the Company. Any advice rendered by Advisor pursuant to this Agreement may not be disclosed publicly without Advisor’s prior written consent.

1.4 The Company recognizes that in order for Advisor to perform properly its obligations in a professional manner, the Company will keep Advisor informed of and, to the extent practicable, permit Advisor to participate in, meetings and discussions between the Company and any third party relating to the matters covered by the terms of Advisor’s engagement. If at any time during the course of Advisor’s engagement, the Company becomes aware of any material change in any of the information previously furnished to Advisor, it will promptly advise Advisor of the change.

1.5 Under this Agreement, Advisor will have no authority whatsoever to assume or create any obligation, liability, or undertake and responsibility whatsoever, express or implied on behalf of or in the name of the Company or any affiliate other than those required to perform the Services identified under this Agreement.

1.6 The Company acknowledges that Advisor has been, and may in the future be, engaged to provide services to other companies in the industry in which the Company is involved. Subject to the provisions of this Agreement, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of Advisor or of any member, manager, officer, employee, agent or representative of Advisor, to be a member, manager, partner, officer, director, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to the Company’s business, nor to limit or restrict the right of Advisor to render services of any kind to any other corporation, firm, individual or association. Advisor may, but shall not be required to, present opportunities to the Company.

2. Term. This Agreement shall commence on the date hereof and shall continue for twenty-four (24) months from the date of closing of the Offering (the “Term”). The Term may be extended for additional one-year periods upon written request by the Company within 60 days prior to the expiry of the Term (as may be extended), or sooner terminated in accordance with the provisions of Section 4.

3. Fees.

3.1 Upon the initial closing of the Offering (the “Initial Closing”), the Company will pay to the Advisor a cash fee of $180,000 for the Services during the first year following such closing, and will agree to pay the Advisor for the Services, in advance for four consecutive three-month periods, commencing on the first day of the month that is the first full month twelve months or more after the Initial Closing, a cash fee of $45,000 for one year.

4. Termination. This Agreement may be terminated prior to the end of the Term in the following manner: (a) by the non-breaching party, upon twenty-four (24) hours prior written notice to the breaching party if one party has materially breached this Agreement; or (b) at any time upon the mutual written consent of the parties hereto. In the event of termination, the Advisor shall be entitled to payment for any expenses paid or incurred that the Company has theretofore agreed to reimburse. Notwithstanding the foregoing, the Company may terminate this Agreement effective immediately by giving written notice to the Advisor if the Advisor breaches or threatens to breach any provision of Section 5.

5. Proprietary Information and Inventions.

5.1 The Advisor acknowledges that its relationship with the Company is one of high trust and confidence and that in the course of its service to the Company it will have access to and contact with Proprietary Information. The Advisor will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of the Services) without written approval by an officer of the Company, either during or after the Consultation Period, unless and until such Proprietary Information has become public knowledge without fault by the Advisor.

5.2 For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information, whether or not in writing, whether or not patentable and whether or not copyrightable, of a private, secret or confidential nature, owned, possessed or used by the Company, concerning the Company’s business, business relationships or financial affairs, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical or research data, clinical data, know-how, computer program, software, software documentation, hardware design, technology, product, processes, methods, techniques, formulas, compounds, projects, developments, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost, customer, supplier or personnel information or employee list that is communicated to, learned of, developed or otherwise acquired by the Advisor in the course of its service as a consultant to the Company.

5.3 The Advisor’s obligations under this Section 5 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Advisor or others of the terms of this Section 5, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of an officer of the Company.

5.4 The Advisor agrees that all files, documents, letters, memoranda, reports, records, data sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Advisor or others, which shall come into its custody or possession, shall be and are the exclusive property of the Company to be used by the Advisor only in the performance of its duties for the Company and shall not be copied or removed from the Company’s premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Advisor shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) the termination of this Agreement. After such delivery, the Advisor shall not retain any such materials or copies thereof or any such tangible property.

5.5 The Advisor agrees that its obligation not to disclose or to use information and materials of the types set forth in paragraphs (b) and (d) above, and its obligation to return materials and tangible property set forth in paragraph (d) above extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Advisor.

6. Independent Contractor Status.

6.1 The Advisor and its Personnel shall perform all services under this Agreement as “independent contractors” and not as employees or agents of the Company. The Advisor and its Personnel are not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

6.2 The Advisor and its Personnel shall have the right to control and determine the time, place, methods, manner and means of performing the Services. In performing the Services, the amount of time devoted by the Advisor and its Personnel on any given day will be entirely within the Advisor’s and its Personnel’s control, and the Company will rely on the Advisor and its Personnel to put in the amount of time necessary to fulfill the requirements of this Agreement. The Advisor and its Personnel will provide all equipment and supplies required to perform the Services. The Advisor and its Personnel are not required to attend regular meetings at the Company. However, upon reasonable notice, the Advisor and its Personnel shall meet with representatives of the Company at a location to be designated by the parties to this Agreement.

6.3 In the performance of the Services, the Advisor and its Personnel have the authority to control and direct the performance of the details of the Services, the Company being interested only in the results obtained.

6.4 The Advisor and its Personnel shall not use the Company’s trade names, trademarks, service names or service marks without the prior approval of the Company.

6.5 The Advisor and its Personnel shall be solely responsible for all federal, state and foreign income and other taxes relating to any compensation received hereunder.

6.6 Subject to the Advisor’s obligations in Section 5 above, the Advisor and its Personnel retain the right to contract with other companies or entities for their consulting and other services without restriction. Subject to the Company’s obligations in any other agreement, the Company retains a right to contract with other companies and/or individuals for consulting services without restriction.

7. Representations, Warranties and Covenants.

7.1 The Advisor hereby covenants that it shall be liable for the acts and omissions of the Personnel, including without limitation any breach of this Agreement or violation of law.

7.2 The Advisor hereby represents, warrants and covenants to the Company that it and its Personnel have the skills and experience necessary to perform the Services, that it and the Personnel will perform said services in a professional, competent and timely manner, that it has the power to enter into this Agreement and that its and the Personnel’ performance hereunder will not infringe upon or violate the rights of any third party or violate any federal, state or municipal laws.

7.3 The Advisor hereby represents and warrants to the Company that its and its Personnel’s performance of the terms of this Agreement and the performance of the Services hereunder as a consultant of the Company do not and will not breach any agreement with any third party to which the Advisor and/or its Personnel are a party (including, without limitation, any nondisclosure or non-competition agreement), and that the Advisor and its Personnel will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any other person that the Advisor or its Personnel do not have the right to disclose.

7.4 The Company hereby represents and warrants to the Advisor that the Company’s performance of the terms of this Agreement does not and will not breach any agreement with any third party to which the Company is a party (including, without limitation, any exclusivity, right of first refusal, nondisclosure or non-competition agreement), and that the Company will not disclose to the Advisor or its Personnel or induce any of them to use any confidential or proprietary information or material belonging to any other person that the Company does not have the right to disclose.

8. Notices. All notices, consents, waivers, and other communications which are required or permitted under this Agreement shall be in writing will be deemed given to a party (a) upon receipt, when personally delivered; (b) one (1) business day after deposit with a nationally recognized overnight courier service with next day delivery specified, costs prepaid on the date of delivery, if delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (c) the date of transmission if sent by e-mail with confirmation of transmission by the transmitting equipment, provided confirmation of email is kept on file, whether electronically or otherwise, by the sending party and the sending party does not receive an automatically generated message from the recipients email server that such e-mail could not be delivered to such recipient; (d) the date received or rejected by the addressee, if sent by certified mail, return receipt requested, postage prepaid; or (e) seven (7) days after the placement of the notice into the mails (first class postage prepaid), to the party at the address or e-mail address furnished by the such party at each party’s address or such other address as any party shall have furnished to the other parties in writing in accordance with this Section 8.

9. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

10. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Advisor.

11. Non-Assignability of Contract. Except as expressly provided herein, the Advisor shall not have the right to assign any of its rights or delegate any of its duties without the express written consent of the Company. Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Advisor.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

13. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective permitted successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Advisor are personal and shall not be assigned by Advisor.

14. Indemnification. The Company agrees to indemnify Advisor in accordance with the indemnification and other provisions attached to this Agreement as Schedule B (the “Indemnification Provisions”), which provisions are incorporated herein by reference and shall survive the termination or expiration of this Agreement. In addition, Advisor and the Company agree that neither Advisor nor any of its affiliates or any of their respective officers, directors, controlling persons (within the meaning of Section 15 of the Act or Section 20 of the Exchange Act), employees or agents shall have any liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct, indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the Services rendered hereunder, except for losses, fees, damages, liabilities, costs or expenses that arise out of or are based on any action of or failure of Advisor and that are finally and judicially determined to have resulted solely from the gross negligence or willful misconduct of Advisor.

15. Miscellaneous.

15.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

15.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

15.3 In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

15.4 This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. In the event that any signature is delivered by an e-mail, which contains a copy of an executed signature page such as a portable document format (.pdf) file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such e-mail of an executed signature page such as a .pdf signature page were an original thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

COMPANY:

Unite Acquisition 1 Corp.

By:	/s/ Nathan Pereira
Name:	Nathan Pereira
Title:	CEO

ADVISOR:

Lucius Partners LLC

By:	/s/ Matthew Eitner
Name:	Matthew Eitner
Title:	Managing Member

SIGNATURE PAGE TO ADVISORY SERVICES AGREEMENT